Exhibit 10.12

CATOCA

Ref. 18 liCAT/2007

Catoca, 24 de Dezembro de 2007

NIILLENIUM GROUP WORLDWIDE ATTENTION MR. JULIUS JACKSON

Dear Sir,

Having analyzed the. substance and extent of your proposals from the point of view of Catoca interests and bearing in mind the goals and expectations that define the company strategy. I bring to your notice our final decision on various business options which we've been discussing lately:

L Catoca is willing to negotiate with MGW specific Contracts for outsourcing of the following services:

a)

Light vehicles repair and maintenance facility  which can eventually grow into a renta-car business,

b)

Medical service provider including a clinic fully equipped on turnkey basis. c) Construction of "Chicapa Resort" Tourist Center within limits of Catoca concession.

2. Following the criteria of transparency and justice, you proposals concerning the Laundry, Hotel, Compound Maintenance Services, Protocol and Transportation will make part of competition procedure on equal terms with proposals from Angolan companies which contend for the same type of services. You will be informed about the results of competition before the end of February of 2008 and should you proposal be a winner, a contract will be worked out.

Catoca is willing to negotiate with MgW a specific contract for the construction of 1000 economy-class houses and approx. 200 medium class houses within framework of the existing development project, provided that MgW undertakes to complete this task in no more than 2 years from from the moment the land plots with complete infrastructure are handed over to MGW.

4_ Catoca is interested in making a contract with Ronco-Millenium for a study which should give answer whether or not it will he necessary to increase water intake from Chicapa river for technological purposes in the next few years and a project for water supply of Vila Sagrada Esperanea from Chicapa river.

In our understanding, this is the balance of negotiations that we’ve been conducting for some time now. If. you agree, from now onwards we'll be looking solely in technical, commercial and legal aspects, of contracts for above mentioned services.

Yours faithfully,

Sociedade Mineira de Catoca Lim

Endnotes

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